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                                                                   Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION

     Pursuant to the provisions of Section 242(b) of the Delaware General Corporation Law (the "DGCL"), the undersigned corporation submits the following Certificate of Amendment to its Certificate of Incorporation:

     1.     The name of the corporation is Daniel Industries, Inc.

     2. Section A of Article IV of the Certificate of Incorporation is hereby amended to read as follows in its entirety:

            "A.     The total number of shares of all classes of stock that the corporation shall have authority to issue in forty-one million (41,000,000) shares, divided into the following two classes:

                    (i) one million (1,000,000) shares of Preferred Stock, of the par value of $1 per share; and

                    (ii) forty million (40,000,000) shares of Common Stock, of the par value of $1.25 per share."

     3. Such amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

     Dated the 13th day of December, 1996.

                                 Daniel Industries, Inc.



                                 By: /s/ W.A. GRIFFIN III
                                    ----------------------------
                                    W.A. Griffin, President
                                    and Chief Executive Officer